EXHIBIT 99.3
INSTRUCTIONS AS TO USE OF
CHC GROUP LTD. NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES
CONSULT THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, YOUR BANK OR BROKER AS TO ANY QUESTIONS
The following instructions relate to a rights offering (the “Rights Offering”) by CHC Group Ltd., a Cayman Islands exempted company (the “Company”), to the holders of its ordinary shares, $0.0001 par value per share (the “Ordinary Shares”), as of October 24, 2014 (the “Record Date”), as described in the Company prospectus dated                     , 2014. Holders of Ordinary Shares as of 5:00 p.m., New York City time, on the Record Date (the “Legacy Shareholders”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase newly created convertible preferred shares, $0.0001 par value per share (the “Preferred Shares”). In the Rights Offering, the Company is offering an aggregate of 100,000 Preferred Shares.
Each Legacy Shareholder will receive one Right for each Ordinary Share held by it as of the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on                    , 2014, unless extended (as it may be extended, the “Expiration Date”). Holders of Ordinary Shares held by The Depository Trust Company (the “DTC”) may exercise their rights until 2:15 p.m., New York City time, on         , 2014. Each Right allows the holder thereof to subscribe for 0.001229 Preferred Shares (the “Basic Subscription Right”) at a subscription price of $1,000 per full share (the “Subscription Price”). For example, if a Legacy Shareholder owned 50,000 Ordinary Shares as of the Record Date, it would receive 50,000 Rights and would have the right to purchase 61 Preferred Shares (rounded down to the nearest whole Preferred Share, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.
If a Legacy Shareholder purchases all Preferred Shares available to it pursuant to its Basic Subscription Right, and 6922767 Holding (Cayman) Inc., the Company’s largest shareholder, does not exercise its Basic Subscription Right (as it has notified the Company that it does not intend to do), the Legacy Shareholder will have an over-subscription privilege to subscribe for up to an additional 0.0016422 Preferred Shares per each Ordinary Share owned at the Subscription Price (the “Over-Subscription Privilege”). For example, if a Legacy Shareholder owned 50,000 Ordinary Shares as of 5:00 p.m., New York City time, on the Record Date, his, her or its Over-Subscription Privilege would entitle him, her or it to purchase an additional 82 Preferred Shares for the Subscription Price.
Each Legacy Shareholder will be required to submit payment in full for all the Preferred Shares it wishes to buy pursuant to its Basic Subscription Right and its Over-Subscription Privilege before the Expiration Date.
The Basic Subscription Right and the Over-Subscription Privilege may be exercised only for whole shares. In the event, however, that fractional Preferred Shares result from the exercise of the Basic Subscription Right and the Over-Subscription Privilege, such fractional shares will be eliminated by rounding down to the nearest whole Preferred Share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the completion of the Rights Offering.
The Company will not be required to issue Preferred Shares to you if Computershare Trust Company, N.A., as subscription agent, does not receive your payment prior to the Expiration Date, regardless of when you send the subscription payment and related documents. The Company may extend the Expiration Date for any reason by giving oral or written notice to the subscription agent on or before the Expiration Date, although it does not currently intend to do so. The Rights will be evidenced by Non-Transferable Subscription Rights Certificates (the “Rights Certificate”). Once you have exercised your Rights, you cannot cancel, revoke or otherwise amend the exercise of your Rights. If you do not exercise your Rights before the Expiration Date, then they will expire and you will have no further rights under them.

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights, including any pursuant to the Over-Subscription Privilege, by completing the appropriate portions of your Rights Certificate and returning the Rights Certificate to the subscription agent in the envelope provided.
YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL PREFERRED SHARES SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL

CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION DATE. ONCE A LEGACY SHAREHOLDER HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.
1. Method of Subscription—Exercise of Rights
To exercise your Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Preferred Share subscribed for pursuant to the Basic Subscription Right plus the full Subscription Price for any Preferred Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the subscription agent, on or prior to the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the subscription agent. All payments must be made in U.S. dollars for the full number of Preferred Shares being subscribed for (a) by an uncertified check drawn upon a U.S. bank payable to “Computershare Trust Company, N.A. as Subscription Agent,” or (b) by wire transfer of immediately available funds, to the below account maintained by the subscription agent for purposes of accepting subscriptions in the Rights Offering (the “Subscription Account”):
Bank of America
100 West 33rd St.
New York, New York 10001
ABA #: 026009593
DDA: 4426655284
Registered Name: CSI AAF Rights Offering K
Ref: CHC Group Ltd
Swift Code BOFAUS3N
Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.
Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Legacy Shareholders who wish to pay the Subscription Price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date.
The Rights Certificate and payment of the Subscription Price must be delivered to the subscription agent by one of the methods described below:

By Mail or Overnight Courier:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
P.O. Box 43011	250 Royal St., Suite V
Providence, RI 02940-3011	Canton, MA 02021
Telephone Number for Georgeson Inc., Information Agent:
Banks, brokers and all shareholders should call (888) 607-6511 or email CHCGroup@georgeson.com.

Contact Information for the Company
You may also reach the Company by contacting Lynn Antipas Tyson, VP, Investor Relations, by telephone at (914) 485-1150 or by email at lynn.tyson@chc.ca.
Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.
If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Preferred Shares that may be exercised with the aggregate Subscription Price you delivered to the subscription agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of Preferred Shares with your over-payment. If we do not apply your full Subscription Price payment to your purchase of Preferred Shares, the excess subscription payment received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable after completion of the Rights Offering.
Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the subscription agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the number of Preferred Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.
To the extent the aggregate Subscription Price pursuant to the Over-Subscription Privilege is less than the amount the Legacy Shareholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Legacy Shareholder will be allocated only the number of Preferred Shares available to it, as soon as practicable after the Expiration Date, and the Legacy Shareholder’s excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the completion of the Rights Offering.
To the extent the amount the Legacy Shareholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price pursuant to the Over-Subscription Privilege, such Legacy Shareholder will be allocated the number of Preferred Shares for which it actually paid in connection with the Over-Subscription Privilege.

 2. Issuance of Preferred Shares
The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary on your Rights Certificate:
(a) Basic Subscription Right. As soon as practicable after the Expiration Date and the valid exercise of Rights, the subscription agent will mail to each exercising Legacy Shareholder a direct registration account statement detailing the number of Preferred Shares purchased pursuant to the Basic Subscription Right.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Date, the subscription agent will mail to each Legacy Shareholder that validly exercises the Over-Subscription Privilege a direct registration account statement detailing the number of Preferred Shares, if any, allocated to such Legacy Shareholder pursuant to the Over-Subscription Privilege.
(c) Excess Cash Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the subscription agent will be mailed to each Legacy Shareholder, without interest or penalty.
3. Sale or Transfer of Rights
The Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone.
4. Execution
(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act. The signature of the person purporting to act as the registered holder’s representative or fiduciary must be Medallion Signature Guaranteed.
(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate the signature of such person must be medallion signature guaranteed and proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.
(c) Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special payment, delivery instructions or are signing the Rights Certificate as a representative or fiduciary of the registered holder.
5. Method of Delivery
The method of delivery of Rights Certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of Rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the Expiration Date.
6. Special Provisions Relating to the Delivery of Rights through DTC
In the case of Rights that are held of record through DTC, exercises of the Basic Subscription Right and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the subscription agent, together with certification as to the aggregate number of Rights subscribed for pursuant to the Basic Subscription Right and the number of Preferred Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Preferred Share subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege.